Exhibit 10.2

EXECUTION VERSION

E2open Parent Holdings, inc.
Performance-Based Restricted Stock Unit Notice
(2021 omnibus INCENTIVE PLAN)

E2open Parent Holdings, Inc. (the “Company”), pursuant to its 2021 Omnibus Incentive Plan (the “Plan”), hereby grants to Participant an Award of Restricted Stock Units for the number of shares of the Company’s Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Notice (this “Grant Notice”) and in the RSU Agreement (attached hereto as Attachment I) and the Plan, which has been made available to you on the Company Intranet, and the Vesting Schedule (attached hereto as Attachment II) both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein but defined in the Plan or the RSU Agreement will have the same definitions as in the Plan or the RSU Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of this Grant Notice will control.

Name of Participant:	Andrew Appel
Date of Grant:	February 12, 2024
Number of Restricted Stock Units:	1,500,000

Vesting Schedule: Attached hereto as Attachment II.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the RSU Agreement and the Plan. Participant acknowledges and agrees that this Grant Notice and the RSU Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the RSU Agreement and the Plan set forth the entire agreement and understanding between Participant and the Company regarding the acquisition of Stock pursuant to the Award specified above and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Awards previously granted and delivered to the Participant, and (ii) the Company’s Clawback Policy and any other compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

E2OPEN PARENT HOLDINGS, INC.		PARTICIPANT:

By:	/s/ Jennifer Grafton		/s/ Andrew Appel
Signature:	Jennifer Grafton	Signature:	Andrew Appel
Title:	Executive Vice President, General Counsel & Secretary	Date:	February 12, 2024
Date:	February 12, 2024

Attachments: RSU Agreement and Vesting Schedule

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Attachment I

E2open Parent Holdings, inc.
2021 omnibus INCENTIVE PLAN

RSU Agreement

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this RSU Agreement (this “Agreement”), E2open Parent Holdings, Inc. (the “Company”) has granted you an Award of Restricted Stock Units under its 2021 Omnibus Incentive Plan (the “Plan”) for the number of Restricted Stock Units indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

If there is any conflict between the terms in this Agreement and the Plan, the terms of this Agreement will control. The details of your Award of Restricted Stock Units (this or your “Award”), in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.
Grant of the Award. This Award represents the right to be issued on a future date one (1) share of Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by or on behalf of the Company for your benefit (the “Account”) the number of Restricted Stock Units subject to the Award. This Award was granted in consideration of your services to the Company.
2.
Vesting; Forfeiture. Subject to the limitations contained herein, your Award will vest as provided in your Grant Notice. Except as expressly set forth in this Section 2, upon your Termination, the Restricted Stock Units credited to the Account that were not fully vested in accordance with Attachment II as of the date of such Termination will be immediately forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Stock.
(a)
Termination Without Cause; Death; Disability. Upon your Termination (i) by the Company or any of its Affiliates without Cause, (ii) due to your death or (iii) due to your Disability, in each case, during the Performance Period (as defined in Attachment II) and before the occurrence of a Change in Control, the portion of your Award that (x) has time-vested in accordance with Attachment II as of the date of such Termination, plus (y) would have time-vested in accordance with Attachment II during the twelve (12)-month period following the date of such Termination, shall remain outstanding and eligible to performance-vest in accordance with Attachment II during the period ending on the earlier of (I) eighteen (18) months following the date of such Termination, and (II) the last day of the Performance Period (such period, the “Tail Period”), and any portion of your Award that does not performance-vest in accordance with the foregoing during the Tail Period will be immediately forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Stock; provided, that during the Tail Period, each individual stock price hurdle set forth on Attachment II shall be increased on a quarterly basis by the amount necessary to yield a twenty percent (20%) annualized

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internal rate of return (“IRR”) with respect to the closing price of one share of Stock, with the first such increase made at the end of the quarter commencing on the date of such Termination.
(b)
Effect of a Change in Control.
(i)
Subject to Section 2(b)(ii) below, upon the occurrence of a Change in Control during the Performance Period, subject to your continued employment through the date of consummation of such Change in Control (the “Change in Control Date”), (x) any portion of your Award that has not time-vested in accordance with Attachment II as of the Change in Control Date shall immediately and automatically time-vest, (y) after giving effect to the foregoing, your Award shall immediately and automatically be deemed to performance-vest in accordance with Attachment II based upon the Change in Control Price (as defined below), and (z) any Restricted Stock Units subject to your Award that do not fully vest in accordance with the foregoing shall be immediately forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Stock. Any Restricted Stock Units that are deemed time- and performance-vested in accordance with this Section 2(b)(i) will be immediately and automatically converted into the right to receive, in respect of each share of Stock underlying such vested Restricted Stock Units, consideration in the form of cash and/or equity in a ratio substantially similar to the ratio to be received by the Company’s shareholders in connection with such Change in Control (the “Converted Award”); provided, that the cash portion of the Converted Award shall be equal to at least fifty percent (50%). Subject to your continued employment through the Change in Control Date, the Converted Award shall be paid to you on the four and a half (4½) month anniversary of the Change in Control Date (but in no event later than March 15 of the calendar year immediately following the calendar year in which the Change in Control Date occurs); provided, that in the event the Converted Award is not assumed by the surviving entity following such Change in Control, the Converted Award shall be paid to you within ten (10) days following the Change in Control Date.
(ii)
Notwithstanding the foregoing, upon the occurrence of a Special Change in Control (as defined below), subject to your continued employment through the Change in Control Date, the economic value of any Restricted Stock Units subject to this Award that are unvested as of the Change in Control Date will be immediately and automatically converted, in respect of each share of Stock underlying any then-unvested Restricted Stock Units, into a dollar value equal to sum of (A) the difference between (x) the value of the Restricted Stock Units subject to this Award, based on the Change in Control Price, and (y) the value of Restricted Stock Units subject to this Award, based on a per share Stock price equal to $6.00, with the amount of such difference reduced by fifty percent (50%), plus (B) the value of the Restricted Stock Units subject to this Award, based on a per share Stock price equal to $6.00, and such value shall then immediately and automatically be converted into the right to receive consideration in the form of cash and/or equity in a ratio substantially similar to the ratio to be received by the Company’s shareholders in connection with such Special Change in Control (the “Special Converted Award”); provided, that the cash portion of the Special Converted Award shall be equal to at least fifty percent (50%). Subject to your continued employment through the Change in Control Date, the Special Converted Award shall be paid to you on the four and a half (4 ½) month anniversary of the Change in Control Date (but in no event later than March 15 of the calendar year immediately following the calendar year in which the Change in Control Date occurs); provided, that in the event the Special Converted Award is not assumed by the surviving entity following such Special

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Change in Control, the Special Converted Award shall be paid to you within ten (10) days following the Change in Control Date.
(iii)
For purposes of this Agreement, (A) “Special Change in Control” means a Change in Control that occurs during the twelve (12)-month period following the Date of Grant with a Change in Control Price in connection with such Change in Control in excess of $6.00; and (B) “Change in Control Price” means the value of the aggregate consideration paid in connection with a Change in Control in respect of one share of Stock.
3.
Number of Shares. The number of Restricted Stock Units subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Committee, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.
Securities Law Compliance. You may not be issued any shares of Stock under your Award unless the shares of Stock underlying the Restricted Stock Units are then registered under the Securities Act or, if not registered, the Company has determined that such issuance of the shares would be exempt from the registration requirements of the Securities Act. The issuance of shares of Stock must also comply with all other applicable laws and regulations governing the Award and the Company’s policies, including without limitation the Company’s Insider Trading Policy, as amended from time to time, and you shall not receive such Stock if the Company determines that such receipt would not be in material compliance with such laws, regulations or Company policies, if applicable.
5.
Transfer Restrictions. Prior to the time that shares of Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in Section 5(a) below. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.
(a)
Beneficiary Designation. Upon receiving written permission from the Committee or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company, designate a third party who, on your death, will thereafter be entitled to receive the shares issuable in respect of your Award. In the absence of such a designation, your executor or administrator of your estate will be entitled to receive any Stock or other consideration that vested but was not issued before your death.
6.
Date of Issuance.
(a)
The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and

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administered in such a manner. Subject to Section 2 hereof, in the event one or more Restricted Stock Units vests in accordance with Attachment II, the Company shall issue to you one (1) share of Stock for each Restricted Stock Unit that vests as soon as practicable following the applicable vesting date(s) (subject to any adjustment under Section 3 above) and in any event within thirty (30) days following the vesting date.
(b)
The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
7.
Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from the adjustment provided in Section 10(a) of the Plan.
8.
Restrictive Legends. The shares of Stock issued under your Award shall be endorsed with appropriate legends, if applicable, as determined by the Company.
9.
Award Not a Service Contract. This Agreement is not an employment or service contract, and nothing in this Agreement will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service.
10.
Withholding Obligations.
(a)
On or before the time you receive a distribution of the shares of Stock underlying your Award, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the shares of Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, whereby Withholding Taxes may be satisfied with a portion of the shares of Stock to be delivered in connection with your Restricted Stock Units by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell a portion of the shares of Stock and to deliver all or part of the sale proceeds to the Company and/or its Affiliates in payment of the amount necessary to satisfy the Withholding Taxes obligation; (iv) withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Stock are issued to pursuant to Section 6) equal to the amount of such Withholding Taxes; provided, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee; or (v) such other arrangements as are satisfactory to the Committee.
(b)
Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any shares of Stock.

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(c)
In the event the Company’s obligation to withhold arises prior to the delivery to you of shares of Stock or it is determined after the delivery of shares of Stock to you that the amount of the Company’s withholding obligations was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
11.
Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from your Award or your other compensation.
12.
Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.
Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered a general, unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement.
14.
Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Award and those of the Plan, the provisions of your Award will control. This Agreement shall be governed by and construed in accordance with the laws of the State of delaware. Any dispute, controversy or claim between You and the Company arising out of or related to this Agreement shall be resolved by arbitration in accordance with THE PROVISIONS RELATING TO ARBITRATION SET FORTH IN THe PLAN.
15.
Clawback Policy. Notwithstanding anything to the contrary set forth herein or in any other agreement between you and the Company, you hereby acknowledge and agree that your Award (and any compensation paid or shares of Stock issued under your Award) shall in all events be subject to (a) any right that the Company may have under any Company clawback policy or any other agreement or arrangement with you, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act, any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law.

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16.
Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you hereby acknowledge receipt of the Company’s Code of Conduct and Ethics and Insider Trading Policy, each, as in effect from time to time, which, among other things, prohibit certain individuals from selling shares during certain “black-out” periods.
17.
Effect on Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
18.
Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Stock to be issued pursuant to this Award until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
19.
Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
20.
Data Privacy. You explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in Section 20(g) of the Plan (such Section 20(g) of the Plan is incorporated herein by reference and made a part hereof) by and among, as applicable, the Company, its Affiliates, third-party administrator(s) and other possible recipients for the exclusive purpose of implementing, administering, and managing the Plan and Awards and your participation in the Plan. You acknowledges, understands and agrees that Data may be transferred to third parties, which will assist the Company with the implementation, administration and management of the Plan.
21.
Miscellaneous.
(a)
The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b)
You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

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(c)
You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
(d)
This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)
All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

* * *

This RSU Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.

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Attachment II

Vesting Schedule

22.
Vesting. Your Award is subject to both time- and performance-based vesting conditions, and will only be deemed fully vested when both the Time-Vesting Condition and the Performance-Vesting Condition (each as defined below) have been satisfied.
23.
Time-Vesting Condition. Your Award will time-vest as follows: (i) one-third (1/3rd) of the Award will time-vest on the first anniversary of the Date of Grant, and (ii) the remaining portion of the Award will time-vest during the two (2)-year period commencing as of the first anniversary of the Grant Date in substantially equal installments at the end of each quarter during such period (such that one-hundred percent (100%) of your Award are time-vested on the third anniversary of the Grant Date), in each case, subject to your continued employment with the Company or an Affiliate through each such time-vesting date (the “Time-Vesting Condition”).
24.
Performance-Vesting Condition.
(a)
Performance Period. Your Award shall be eligible to performance-vest based upon the achievement of the performance conditions set forth in Section 3(b) of this Attachment II, as measured during the three (3)-year period beginning on the Date of Grant (the “Performance Period”).
(b)
Performance Conditions. Your Award shall performance-vest with respect to the percentage of the Restricted Stock Units subject to your Award reflected in the table below upon the date that the closing price of one share of Stock equals or exceeds the corresponding stock price reflected in the table below for twenty (20) out of thirty (30) consecutive trading days during the Performance Period (the “Performance-Vesting Condition”).

Stock Price Hurdle	Payout Percentage of Restricted Stock Units
$15.00	200%
$14.50	192%
$14.00	183%
$13.50	175%
$13.00	167%
$12.50	158%
$12.00	150%
$11.50	142%
$11.00	133%
$10.50	125%
$10.00	117%
$9.50	108%
$9.00	100%
$8.50	92%
$8.00	83%

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$7.50	75%
$7.00	67%
$6.50	58%
$6.00	50%
$5.50	42%
$5.00	33%
$4.50	25%
$4.00	17%
$3.50	8%

For the avoidance of doubt, (i) linear interpolation shall not apply to determine achievement between the levels reflected above, other than in connection with a Change in Control; (ii) performance below the threshold (i.e., achievement of a stock price hurdle of $3.50) will result in no payout to you with respect to the applicable portion of your Award; (iii) performance above maximum (i.e., achievement of a stock price hurdle of $15.00) will result in a payout percentage capped at 200% of the Restricted Stock Units subject to your Award; and (iv) the total number of Restricted Stock Units subject to your Award that vest upon achievement of each subsequent stock price hurdle shall include the aggregate amount of Restricted Stock Units subject to your Award that previously vested plus the incremental number of Restricted Stock Units subject to you Award that vest upon achievement of the applicable stock price hurdle.

25.
Forfeiture. For the avoidance of doubt, any portion of your Award that does not performance-vest during the Performance Period in accordance with Section 3 of this Attachment II will terminate automatically without any further action by the Company and will be immediately forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Stock.

26.
Committee Authority. Consistent with the terms of the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the terms of the Plan or the Agreement, including this Attachment II, shall be within the sole discretion of the Committee, and shall be final, conclusive, and binding upon all persons.

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